                                                                     EXHIBIT 3.2

                                  AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CHESAPEAKE ENERGY CORPORATION

                      (After Receipt of Payment for Stock)



                 The undersigned, Aubrey K. McClendon, as Chairman of the Board and Chief Executive Officer, and Janice A. Dobbs, as Secretary of Chesapeake Energy Corporation, a corporation organized and existing under the laws of the State of Oklahoma (the "Corporation"), hereby certify as follows:

A.       The name of the Corporation is Chesapeake Energy Corporation.

B. The name under which the Corporation was originally incorporated is Chesapeake Oklahoma Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on November 19, 1996, as amended by that certain Certificate of Ownership and Merger Merging Chesapeake Energy Corporation into Chesapeake Oklahoma Corporation filed with the Secretary of State of Oklahoma on December 23, 1996, effective December 31, 1996 (the "Certificate of Incorporation").

C. This Amendment to Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1077 of the General Corporation Act of Oklahoma (the "Act") at the Corporation's annual meeting by a majority of the outstanding capital stock of the Corporation entitled to vote thereon. Written notice of the Corporation's annual meeting was given to the stockholders of the Corporation in accordance with the provisions of Section 1067 of the Act.

D.       The Certificate of Incorporation is hereby amended as follows:

1. Amendment to Article IV. The first sentence of Article IV of the Certificate of Incorporation starting with the words "The total number of shares of capital stock . . . " is hereby deleted in its entirety and the following sentence is substituted therefor:

                 The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Sixty Million (260,000,000) shares, consisting of Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share, and Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share.

                 IN WITNESS WHEREOF, this Amendment to Certificate of Incorporation was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Section 1077 of the Act and executed this 9th day of December, 1997, by Aubrey K. McClendon, as Chairman of the Board and Chief Executive Officer, and attested by Janice A. Dobbs, as Secretary.



                                 /s/ Aubrey K. McClendon
                                 ----------------------------------------------
                                 Aubrey K. McClendon, Chairman of the Board and Chief Executive Officer



Attest:



/s/ Janice A. Dobbs
---------------------------------
Janice A. Dobbs, Secretary